Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the incorporation by reference in the Proxy Statement/Prospectus and the Statement of Additional Information, constituting parts of this Registration Statement to be filed on or about April 5, 2006 in Form N-14 (“N-14 Registration Statement”) of TCW Funds, Inc. (formerly TCW Galileo Funds, Inc.), of our reports dated December 23, 2005, relating to the October 31, 2005 financial statements of TCW Galileo Funds, Inc., including TCW Galileo Aggressive Growth Equities Fund and TCW Galileo Growth Equities Fund and to the references to us under the headings “Financial Highlights” in the Prospectus/Proxy Statement, which is part of the N-14 Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 5, 2006